Exhibit 99.01

OG&E’s ‘OU Spirit’ wind farm agreement approved by OCC
Farm to be fully operational by year-end; cost recovery as turbines come online

OKLAHOMA CITY – OG&E announced today that the Oklahoma Corporation Commission has approved the OU Spirit wind farm project, clearing the way for more renewable energy on the state’s power grid.  OG&E, the OCC staff, office of the state Attorney General, Oklahoma Industrial Energy Consumers and OG&E Shareholders Association had previously asked the Commission to approve terms of an agreement which allows OG&E to start recovering the costs of the new wind farm as it begins production.

The Commission order approved the agreement which also assigns to OG&E’s customers the proceeds from the sales of the wind farm’s renewable energy credits, including credits purchased by the University of Oklahoma. OU Spirit, a 101-megawatt electric generating facility, has been under construction this year and is nearing completion near Woodward, Okla.

“We applaud our state regulators for their support of this project that adds to Oklahoma’s renewable energy portfolio in a way that benefits our customers, the university, and our entire state,” said Howard Motley, OG&E vice president for regulatory affairs. “We also appreciate OU for its leadership, demonstrated by such a strong commitment to renewable energy.”

OU has said it expects the new wind farm to help the university’s Norman campus achieve a goal to have all of its purchased energy be from renewable sources by 2013. It is one of the largest renewable energy commitments ever by a public university.

A temporary addition, or rider, to OG&E customers’ monthly electric bills, will enable the company to begin recovering construct costs as each of the wind farm’s 44 new turbines comes online and begins delivering electricity to OG&E’s customers.  The rider will be in effect until the OU Spirit facility is added to OG&E’s regulated rate base as part of a general rate case expected to be completed in 2011 will end the temporary rider. The net impact on the average residential customer’s 2010 electric bill should be approximately 90 cents per month, decreasing to 80 cents per month in 2011.

OG&E today provides its customers with 170 megawatts of wind power from the Sooner and Centennial wind farms in northwestern Oklahoma; OU Spirit will bring the total to 270.  Separately, OG&E is asking for Commission approval of two additional wind power projects totaling 280 megawatts that could come online by 2012. The 550 MW of wind-generation capability would represent about 7.6 percent of OG&E’s total generating capacity.

 OG&E, a regulated electric utility with more than 776,000 customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas, is a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), which also is the parent of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.